Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:
Geoffrey Mogilner
Midway — Corporate Communications
(773) 961-2222
gmogilner@midway.com
MIDWAY FOCUSES DEVELOPMENT ON CORE GAME PROPERTIES,
OPTIMIZES LICENSING LINE-UP
Termination of non-core licenses and other non-cash charges result in revised earnings guidance for third quarter
CHICAGO — October 16, 2008 — Midway Games Inc. (NYSE: MWY) today announced it has come to mutually beneficial terms with licensing partners resulting in the cancellation of future versions of related game properties and associated development expenditures. The resolution of these licenses accelerates non-cash charges into the third quarter ended September 30, 2008, and, combined with other non-cash charges, results in a revision of Midway’s estimates for the third quarter.
Midway now expects a third quarter net loss of $0.70 per basic and diluted share, compared to its previously adjusted estimate of a net loss of approximately $0.49 per basic and diluted share. On a non-GAAP basis, which excludes approximately $0.10 of non-cash convertible debt interest expense, stock option expense, and deferred income tax expense related to goodwill, the Company now expects a loss of approximately $0.60 per basic and diluted share, compared to its prior estimate of $0.39 per basic and diluted share.
“The resolution of these licensing arrangements on good terms for the company is a very positive step as we continue to review Midway’s involvement with underperforming projects and focus on our core properties,” said Matt Booty, interim CEO and president. “Our fall lineup and strong pipeline of games that tie in to market-leading licenses like DC Comics and TNA Wrestling underscore our strategy of aligning with consumer and entertainment properties that can drive a solid gaming experience.”
About Midway
Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major videogame systems and personal computers. More information about Midway and its products can be found at www.midway.com.
FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, dependence on major platform manufacturers and other risks more fully described under “Item 1. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and Midway undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.
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